UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2025

CAPITAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-38671	52-2083046
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
2275 Research Boulevard, Suite 600, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
(301) 468-8848
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CBNK	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On December 24, 2025, Capital Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Capital Bank, N.A. (the "Bank"), entered into a new employment agreement effective January 1, 2026 with Edward F. Barry. This agreement supersedes Mr. Barry's prior employment agreements with the Company and the Bank, which were effective as of January 1, 2019 and July 1, 2022, respectively. Mr. Barry's new employment agreement provides for a term commencing January 1, 2026 and continuing through December 31, 2027, unless earlier terminated or extended by mutual agreement.

As the Company and the Bank continue to grow and add lines of business, the Company and the Bank continue to strive for the most efficient and best in class management structure. As such, the new employment agreement provides a restructuring of leadership responsibilities and will allow Mr. Barry's primary focus to be leading the Company as its Chief Executive Officer with an emphasis on strategic oversight, investor relations, merger and acquisition activities, and the overall operations of the Company's key business divisions Open Sky and Capital Bank Home Mortgage.

In addition, Steven M. Poynot, who previously served as President and Chief Operating Officer of the Bank, has been appointed Chief Executive Officer of the Bank, effective January 1, 2026. Mr. Poynot's prior appointments and compensation arrangements have been previously disclosed in the Company's Current Reports on Form 8-K filed on October 11, 2022, April 13, 2023, and May 9, 2025. It is expected that a new or amended employment agreement will be entered into shortly with Mr. Poynot in connection with this promotion.

Compensatory Arrangements of Certain Officers

Mr. Barry's annual base salary under the agreement is $726,250 and is subject to annual review and potential increase at the discretion of the Board. Mr. Barry's annual incentive compensation opportunity was increased from 120% to 140% of his base salary. The agreement also contemplates potential equity awards to Mr. Barry on March 1, 2026 and March 1, 2027, consisting of equal parts stock options and restricted stock units.

Mr. Barry will continue to be eligible for all senior executive benefit plans offered by the Company and the Bank, including retirement, medical, disability, and life insurance benefits, as well as a $1,500,000 term life insurance policy and a monthly car allowance of $500.

In the event of termination without cause or resignation for good reason, Mr. Barry will be entitled to severance payments and benefits, including continuation of base salary and an amount equal to 50% of the target annual incentive payment (which target is 100% of base salary), paid in equal monthly installments for 18 months, as well as continued medical coverage for up to 18 months or until he becomes employed elsewhere with comparable benefits. If the Bank cannot continue to cover Mr. Barry under its existing medical plan, the Bank will pay him cash during the 18-month period equal to the annual premium amount. Upon a termination without cause or resignation for good reason within twelve months following a change in control, the continuation of base salary and incentive payments will be for a period of 30 months. If the new employment agreement expires without the parties entering into a new compensatory agreement, the Bank will pay Mr. Barry $750,000. All severance payments and benefits are contingent upon Mr. Barry's timely execution, and non-revocation, of a separation and release agreement in a form provided by the Company and the Bank, and continued compliance with post-termination obligations under the agreement.

The agreement also includes non-disparagement provisions and restrictive covenant provisions regarding non-solicitation, non-competition, and confidentiality, which apply for 18 months (or 30 months in connection with a Change in Control) following termination.

The foregoing description of Mr. Barry's employment agreement is a summary and is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

A copy of the Press Release issued by the Company on December 30, 2025 regarding the employment agreement for Mr. Barry described in Item 5.02 above is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Information contained herein, including Exhibit 99.1, shall not be deemed filed for the purposes of the Securities Act of 1934, as amended, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Employment Agreement, dated December 24, 2025, by and between Capital Bancorp, Inc., Capital Bank, N.A., and Edward F. Barry (filed herewith)
99.1	Press Release dated December 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL BANCORP, INC.

Date: December 30, 2025	By: /s/ Jacob Dalaya
Name: Jacob Dalaya
Title: Chief Financial Officer

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